Exhibit 10.32

Change of Control Termination Agreement

This Change of Control Termination Agreement (the "Agreement") is entered into on September 14, 1998, between PARADIGM MEDICAL INDUSTRIES, INC. a Delaware corporation, with its principal place of business located at 1127 West 2320 South, Salt Lake City, Utah referred to as the Corporation, and Robert W. Millar.

                              Recitals

  A. The Corporation considers it essential to the best interests of its stockholders to foster the continuous employment of key management personnel. In this connection, the Board of Directors of the Corporation (the "Board") recognizes that, as is the case with many publicly held corporations, the possibility of a change in control may exist. This possibility, and the uncertainty and questions that it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Corporation and its stockholders.

  B. The Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Corporation's management, including yourself, to the assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control of the Corporation.

  C. To induce you to remain in the employ of the Corporation, a member of the Executive Committee, and in consideration of your agreement set forth below, the Corporation agrees that you shall receive the severance benefits set forth in this Agreement in the event your employment with the Corporation is terminated subsequent to a '.change in control of the Corporation" (as defined in Section 2 below) under the circumstances described below. This Agreement is meant to supersede any other specific written agreements that may have been entered into between yourself and the Corporation concerning termination of employment.

  Therefore, in consideration of your continued employment and the parties' agreement to be bound by the terms contained in this Agreement, the parties agree as follows:

  1. Term of Agreement. This Agreement shall commence on January 1, 1998 and shall continue in effect through December 31, 2002. However, commencing on December 31, 2002 , and each December 31 afterwards, the term of this Agreement shall automatically be extended for 1 additional year unless, no later than the preceding November 1, the Corporation shall have given notice that it does not wish to extend this Agreement. If a change in control of the Corporation shall have occurred during the original or any extended term of this Agreement, this Agreement shall continue in effect for a period of 12 months beyond the month in which the change in control occurred. Notwithstanding the foregoing, and provided no change of control shall have occurred, this Agreement shall automatically terminate on the earlier to occur of (i) your termination of employment with the Corporation, or (ii) the Corporation's furnishing you with notice of termination, irrespective of the effective date of the termination.

  2. Change in Control. No benefits shall be payable under this Agreement unless there shall have been a change in control of the Corporation, as set forth
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below. For purposes of this Agreement,  a "change in control of the Corporation"
shall mean a change of control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not the Corporation is in fact required to comply with that regulation, provided that, without limitation, such a change in control shall be deemed to have occurred if (A) any "person" (as that term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or a corporation owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange
Act), directly or indirectly, of securities of the Corporation representing thirty percent (30%) or more of the combined voting power of the Corporation's then out-standing securities; or (B) during any period of 2 consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of the period constitute the Board and any new director (other than a director designated by a person who has entered into an agreement with the Corporation to effect a transaction described in clauses (A) or (D) of this Section) whose election by the Board or nomination for election by the Corporation's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority; (C) the Corporation enters into an agreement, the consummation of which would result in the occurrence of a change in control of the Corporation; (D) the Board eliminates or otherwise reduces the authority, duties and/or responsibilities of the Executive Committee which is ultimately responsible for operation of the company on a day to day basis; or (E) the stockholders of the Corporation approve a merger or consolidation of the Corporation with any other corporation, other than a merger or consolidation that would result in the voting securities of the Corporation outstanding immediately prior to it continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least thirty percent (30%) of the combined voting power of the voting securities of the Corporation or such surviving entity outstanding immediately after the merger or consolidation, or the stockholders of the Corporation approve a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation's assets.

  3. Termination  Following Change in Control. If any of the events described in
Section 2 above constituting a change in control of the Corporation shall have occurred, you shall be entitled to the benefits provided in Subsection 4(iii) below on the subsequent termination of your employment during the term of this Agreement, unless the termination is (A) because of your death, Disability or Retirement, (B) by the Corporation for Cause, or (C) by you other than for Good Reason.

    (i) Disability; Retirement. If, as a result of your incapacity due physical or mental illness, you shall have been absent from the full-time performance of your duties with the Corporation for 6 consecutive months, and within thirty (30) days after written notice of termination is given you shall not have returned to the full-time performance of your duties, your employment may be terminated for "Disability"' Termination by the Corporation or you of your employment based on "Retirement" shall mean termination in accordance with the Corporation's retirement policy, including early retirement, generally applicable to its salaried employees or in accordance with any retirement arrangement established with your consent with respect to you.

    (ii) Cause. Termination by the Corporation of your employment for "Cause" shall mean termination on (A) the willful and continued failure by you to substantially perform your duties with the Corporation (other than any such failure resulting from your incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance by you of a Notice of Termination for Good Reason as defined in Subsections 3(iv) and 3(iii), respectively) after a written demand for substantial performance is delivered to you by the Board, which demand specifically identifies the manner in which the Board believes that you have not substantially performed your duties; or
  (B) the willful engaging by you in conduct that is demonstrably and materially injurious to the Corporation, monetarily or otherwise. For purposes of this Subsection, no act, or failure to act, on your part shall be deemed "willful" unless done, or omitted to be done, by you not in good faith and without a reasonable belief that your action or omission was in the best interest of the Corporation. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and hold for such purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of conduct set forth above in clauses (A) or (B) of the first sentence of this Subsection and specifying the particulars in detail.

    (iii) Good Reason. You shall be entitled to terminate your employment for Good Reason. For purposes of this Agreement, "Good Reason" shall mean, without your express written consent, the occurrence after a change in control of the Corporation of any of the following circumstances unless, in the case of paragraphs (A), (E), (F), (G), or (H), the circumstances are fully corrected prior to the Date of Termination specified in the Notice of Termination, as defined in Subsections 3(v) and 3(iv), respectively, given in respect of them:

    (A),the assignment to you of any duties inconsistent with your status and position as it exists immediately prior to the change in control of the Corporation or a substantial adverse alteration in the nature or status of your responsibilities from those in effect immediately prior to the change in control of the Corporation;

    (B) a reduction by the Corporation in your annual base salary as in effect on this date or as the same may be increased from time to time except for across-the-board salary reductions similarly affecting all key employees of the Corporation and all key employees of any person in control of the Corporation;

    (C) your relocation to a location not within twenty-five [25] miles of your present office or job location, except for required travel on the Corporation's business to an extent substantially consistent with your present business travel obligations;

    (D) the failure by the Corporation, without your consent, to pay to you any part of your current compensation, or to pay to you any part of an installment of deferred compensation under any deferred compensation program of the Corporation, within seven [7] days of the date the compensation is due;

    (E) the failure by the Corporation to continue in effect any bonus to which you were entitled, or any compensation plan in which you participate immediately prior to the change in control of the Corporation that is material to your total compensation, including but not limited to the Corporation's 1995 Stock Option Plans, 401 (K) Pre-Tax Retirement Savings Plan, and Flexible Benefit Plan, or any substitute plans adopted prior to the change of control in the Corporation, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to the plan, or the failure by the Corporation to continue your participation in it (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the ' level of your participation relative to other participants, as existed at the time of the change in control;

    (F) the failure by the Corporation to continue to provide you with benefits substantially similar to those enjoyed by you under any of the Corporation's life insurance, medical, health and accident, or disability plans in which you were participating at the time of the change in control of the Corporation, the failure to continue to provide you with a Corporation automobile or allowance in lieu of it, if you were provided with such an automobile or an allowance in lieu of it at the time of the change of control of the Corporation, the taking of any action by the Corporation that would directly or indirectly materially reduce any of such benefits or deprive you of any material fringe benefit enjoyed by you at the time of the change in control of the Corporation, or the failure by the Corporation to provide you with the number of paid vacation days to which you are entitled on the basis of years of service with the Corporation in accordance with the Corporation's normal vacation policy in effect at the time of the change in control of the Corporation;

    (G) the failure of the Corporation to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 5 of this Agreement; or

    (H) any purported termination of your employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Subsection
  (iv) below (and, if applicable, the requirements of Subsection (II) above); for purposes of this Agreement, no such purported termination shall be effective.

    Your rights to terminate your employment pursuant to this Subsection shall not be affected by your incapacity due to physical or mental illness. Your continued employment shall not constitute consent to, or a waiver of rights with, respect to, any circumstance constituting Good Reason under this Agreement. In the event you deliver Notice of Termination based on circumstances set forth in Paragraphs (A), (E), (F), (G), or (H) above, which are fully corrected prior to the Date of Termination set forth in your Notice of Termination, the Notice of Termination shall be deemed withdrawn and of no further force or effect. (iv) Notice of Termination. Any purported termination of your employment by the Corporation or by you shall be communicated by written Notice of Termination to the other party to this Agreement in accordance with Section 6 of this Agreement. For purposes of this Agreement, a "Notice of Termination" shall mean a notice that shall indicate the specific termination provision in this Agreement relied on, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

    (v) Date of Termination, Etc. "Date of Termination" shall mean (A) if your employment is terminated for Disability, thirty [30] days after Notice of Termination is given (provided that you shall not have returned to the full-time performance of your duties during such thirty [30]-day period), and
  (B) if your employment is terminated pursuant to Subsection (ii) or (iii) above or for any other reason (other than Disability), the date specified in the Notice of Termination (which, in the case of a termination pursuant to Subsection (ii) above shall not be less than thirty [30] days, and in the case of a termination pursuant to Subsection (iii) above shall not be less than fifteen [15] nor more than sixty [60] days, respectively, from the date the Notice of Termination is given). However, if within fifteen [I 5] days after any Notice of Termination is given, or, if later, prior to the Date of Termination (as determined without regard to this provision), the party receiving the Notice of Termination notifies the other party that a dispute exists concerning the termination, then the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order, or decree of a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal has expired and no appeal has been perfected). The Date of Termination shall be extended by a notice of dispute only if the notice is given in good faith and the party giving the notice pursues the resolution of the dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, the Corporation will continue to pay you your full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, base salary) and continue you as a participant in all compensation, benefit, and insurance plans in which you were participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with this Subsection. Amounts paid under this Subsection are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement except to the extent otherwise provided in subsection 4(iv).

  4. Compensation on Termination or During Disability. Following a change in control of the Corporation, as defined by Section 2, on termination of your employment or during a period of disability you shall be entitled to the following benefits:

    (i) During any period that you fail to perform your full-time duties with the Corporation as a result of incapacity due to physical or mental illness, you shall continue to receive your base salary at the rate in effect at the commencement of any such period, together with all amounts payable to you under any compensation plan of the Corporation during the period, until this Agreement is terminated pursuant to Section 3(i) above. Thereafter, or in the event your employment shall be terminated by the Corporation or by you for Retirement, or by reason of your death, your benefits shall be determined under the Corporation's retirement, insurance, and other compensation programs then in effect in accordance with the terms of those programs.

    (ii) If your employment shall be terminated by the Corporation for Cause or by you other than for Good Reason, Disability, death, or Retirement, the Corporation shall pay you your full base salary through the Date of

  Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts and benefits to which you are entitled under any compensation plan of the Corporation at the time the payments are due. The Corporation shall have no obligations to you under this Agreement.

    (iii) If your employment by the Corporation shall be terminated (a) by the Corporation other than for Cause, Retirement or Disability, or (b) by you for Good Reason, then you shall be entitled to the benefits provided below:

    (A) The Corporation shall pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts and benefits to which you are entitled under any compensation plan of the Corporation, at the time the payments are due, except as otherwise provided below.

    (B) In lieu of any further salary payments to you for periods subsequent to the Date of Termination, the Corporation shall pay as severance pay to you a lump sum severance payment together with the payments provided in paragraphs C and D, below, the "Severance Payments") equal to 2.99 times the sum of your annual base salary in effect immediately prior to the occurrence of the circumstance giving rise to the Notice of Termination given in respect of them.

    (C) The Corporation shall pay to you any deferred compensation, including, but not limited to deferred bonuses, allocated or credited to you or your account as of the Date of Termination.

    (D) In lieu of shares of common stock of the Corporation (the "Corporation's Shares") issuable on the exercise of outstanding options ("Options"), if any, granted to you under the Corporation's Stock Option Plans (which Options shall be canceled on the making of the payment referred to below), you shall receive an amount in cash equal to the product of (i) the excess of the closing price of the Corporation's Shares as reported on the NASDAQ-NMS Automatic Quotation System on or nearest the Date of Termination (or, if not so reported, on the basis of the average of the lowest asked and highest bid prices on or nearest the Date of Termination), over the per share exercise price of each Option held by you (whether or not then fully exercisable) plus the amount of any applicable cash appreciation rights, times (ii) the number of the Corporation's Shares covered by each such Option.

    (E) The Corporation shall also pay to you all legal fees and expenses incurred by you as a result of the termination (including all such fees and expenses incurred by you as a result of the termination (including all such fees and expenses, if any, incurred in contesting or disputing any termination or in seeking to obtain or enforce any right or benefit provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") to any payment or benefit provided under this Agreement)).

    (F) The payments provided for in Paragraphs (B), (C), and (D) above, shall be made no later than the fifth day following the Date of Termination. However, if the amounts of the payments cannot be finally determined on or before that day, the Corporation shall pay to you on that day an estimate, as determined in good faith by the Corporation, of the minimum amount of such payments and shall pay the remainder of those payments (together with interest at the rate provided in Section 12747(b)(2)(B) of the Code) as soon as the amount can be determined but in no event later than the thirtieth [30th] day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, the excess shall constitute a loan by the Corporation to you payable on the fifth [5thl day after demand by the Corporation (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

    (iv) In the event that you are a "disqualified individual" within the meaning of Section 28OG of the Code, the parties expressly agree that the payments described in this Section 4 and all other payments to you under any other agreements or arrangements with any persons that constitute "parachute payments" within the meaning of Section 28OG of the Code are collectively subject to an overall maximum limit. The maximum limit shall be [One] Dollar ($1 .00) less than the aggregate amount that would otherwise cause any such payments to be considered a "parachute payment" within the meaning of Section 28OG of the Code, as determined by the Corporation. Accordingly, to the extent that the payments would be considered a "parachute payment" with respect to you, then the portions of such payments shall be reduced or eliminated in the following order until the remaining change of control termination payments with respect to you is within the maximum described in this Subsection (iv):

    (A) First, any cash payment to you;

    (B) Second, any change of control termination payments not described in this Agreement; and

    (C) Third, any forgiveness of indebtedness of yours to the Corporation.

    You expressly and irrevocably waive any and all rights to receive any change of control termination payments that exceed the maximum limit described in this Subsection (iv).

    (v) You shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 4 be reduced by any compensation earned by you as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by you to the Corporation, or otherwise except as specifically provided in this Section 4.

    (vi) In addition to all other amounts payable to you under this Section 4, you shall be entitled to receive all benefits payable to you under the Corporation's 401 (K) Pre-Tax Retirement Savings Plan and any other plan or agreement relating to retirement benefits.

  5. Successors; Binding Agreement. (i) The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation, or. otherwise) to all or substantially all of the business and/or assets of the Corporation to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. Failure of the Corporation to obtain the assumption and agreement prior to the effectiveness of any succession shall be a breach of this Agreement and shall entitle you to compensation from the

Corporation in the same amount and on the same terms as you would have been entitled to under this Agreement if you had terminated your employment for Good Reason following a change in control of the Corporation, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Corporation" shall mean the Corporation as defined above and any successor to its business and/or assets that assumes and agrees to perform this Agreement by operation of law, or otherwise.

    (ii) This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, heirs, distributees, and legatees. If you should die while any amount would still be payable to you if you had continued to live, all such amounts, unless otherwise provided in this Agreement, shall be paid in accordance with the terms of this Agreement to your legatee or other designee or, if there is no such designee, to your estate.

  6. Notice. For the purpose of this Agreement, all notices and other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Corporation shall be directed to the attention of the Board with a copy to the Secretary of the Corporation, or to such other address as either party may have furnished to the other in writing in accordance this Agreement, except that notice of a change of address shall be effective only on receipt.

  7. Miscellaneous. No provision of this Agreement may be modified, waived, or discharged unless the waiver, modification, or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. No waiver by either party to this Agreement at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter of this Agreement have been made by either party that are not expressly set forth in this Agreement. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of Utah. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for shall be paid net of any applicable withholding or deduction required under federal, state, or local law. The obligations of the Corporation under Section 4 shall survive the expiration of the term of this Agreement.

  8. Validity. The invalidity or enforceability of any provision of this Agreement shall not affect the validity or unenforceability of any other provision of this Agreement, which shall remain in full force and effect.

  9. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

  10. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Salt Lake City, Utah in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. However, you shall be entitled to seek specific performance of your right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection this Agreement.

  11. Entire Agreement. This Agreement sets forth the entire understanding of the parties with respect to its subject matter and supersedes all prior written or oral agreements or understandings with respect to the subject matter.

In witness whereof, the parties have executed this agreement at Salt Lake City, Utah the day and year first above written.


                                    EMPLOYEE:


                                    Robert W. Millar
                                    _____________________
                                    Robert W. Millar


                                   THE COMPANY:
                                   PARADIGM MEDICAL INDUSTRIES, INC.
                                   Delaware corporation



                                   Thomas F. Motter
                                   _______________________
                                   by: Thomas F. Motter
                                   Title:  Chief Executive Officer & President